                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*

                               Pharmacyclics, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   716933106
                                (CUSIP Number)

Check the following box if a fee is being paid with the statement /_/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1 and (2); has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    716933106              13G                       Page 2 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Venrock Associates
            I.R.S. #13-6300995

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York, U.S.A.


                             5      SOLE VOTING POWER
            NUMBER OF               0
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                201,831
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 0
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    201,831


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            201,831


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            2.36%

    12      TYPE OF REPORTING PERSON*

            PN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 16 pages

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CUSIP No.    716933106              13G                       Page 3 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Venrock Associates II, L.P.
            I.R.S. #13-3844754

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York, U.S.A.


                             5      SOLE VOTING POWER
            NUMBER OF               0
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                90,488
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 0
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    90,488


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            90,488

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            1.06%

    12      TYPE OF REPORTING PERSON*

            PN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 3 of 16 pages

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CUSIP No.    716933106              13G                       Page 4 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Peter O. Crisp
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                             5      SOLE VOTING POWER
            NUMBER OF               37,121
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                292,319
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 37,121
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    292,319

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            329,440


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.85%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 4 of 16 pages

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CUSIP No.    716933106              13G                       Page 5 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Anthony B. Evnin
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

                             5      SOLE VOTING POWER
            NUMBER OF               32,949
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                292,319
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 32,949
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    292,319

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            325,268

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.80%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 5 of 16 pages

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CUSIP No.    716933106              13G                       Page 6 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            David R. Hathaway
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                             5      SOLE VOTING POWER
            NUMBER OF               35,538
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                292,319
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 35,538
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    292,319

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            327,857

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.83%


    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 6 of 16 pages

CUSIP No.    716933106              13G                       Page 7 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Patrick F. Latterell
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                             5      SOLE VOTING POWER
            NUMBER OF               56,715
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                292,319
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 56,715
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    292,319


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            349,034


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            4.08%


    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 7 of 16 pages

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CUSIP No.    716933106              13G                       Page 8 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ted H. McCourtney
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                             5      SOLE VOTING POWER
            NUMBER OF               38,999
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                292,319
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 38,999
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    292,319


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            331,318

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.88%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 8 of 16 pages

CUSIP No.    716933106              13G                      Page 9 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ray A. Rothrock
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                             5      SOLE VOTING POWER
            NUMBER OF               5,080
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                292,319
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 5,080
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    292,319

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            297,399

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.48%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 9 of 16 pages

CUSIP No.    716933106              13G                      Page 10 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Kimberly A. Rummelsburg
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                             5      SOLE VOTING POWER
            NUMBER OF               0
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                296,415
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 0
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    296,415

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            296,415

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.47%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 10 of 16 pages

CUSIP No.    716933106              13G                      Page 11 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Anthony Sun
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                             5      SOLE VOTING POWER
            NUMBER OF               0
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                328,104
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 0
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    328,104

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            328,104

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.84%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 11 of 16 pages

                  Introduction:     This Amendment No. 1 amends a Statement on
Schedule 13G (the "Schedule") filed with the Securities and Exchange Commission on February 13, 1996 on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Peter
O. Crisp, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Kimberley A. Rummelsburg and Anthony Sun in respect of shares of Common Stock of Pharmacyclics, Inc.

                  The Schedule is amended as follows:

Item 1(a)         Name of Issuer

                  Pharmacyclics, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices

                  995 E. Arques Avenue
                  Sunnyvale, California 94086-4593

Item 2(a)         Name of Person Filing

                  Venrock Associates ("Venrock")
                  Venrock Associates II, L.P. ("Venrock II")
                  Peter O. Crisp
                  Anthony B. Evnin
                  David R. Hathaway
                  Patrick F. Latterell
                  Ted H. McCourtney
                  Ray A. Rothrock
                  Kimberley A. Rummelsburg
                  Anthony Sun

Item 2(b)         Address of Principal Business Office or, if none, Residence

                  30 Rockefeller Plaza
                  Room 5508
                  New York, New York 10112

Item 2(c)         Citizenship

                  Venrock and Venrock II are limited partnerships organized in the State of New York. Peter O. Crisp, Anthony B. Evnin, David
                  R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun are General Partners of Venrock and Venrock II and all are citizens of the United States of America.

Item 2(d)         Title of Class of Securities

                  Common Stock


Item 2(e)         CUSIP Number

                  716933106

Item 3            Not applicable.

                              Page 12 of 16 pages

Item 4            Ownership

                  (a) and (b)

                  Venrock beneficially owns 201,831 shares or 2.36% of the outstanding shares of common stock. Venrock II beneficially owns 90,488 shares or 1.06% of the outstanding shares of common stock.

                  Peter O. Crisp beneficially owns 329,440 shares or 3.85% of the outstanding shares of common stock. Anthony B. Evnin beneficially owns 326,268 shares or 3.80% of the outstanding shares of common stock. David R. Hathaway beneficially owns 327,857 shares or 3.83% of the outstanding shares of common stock. Patrick F. Latterell beneficially owns 349,034 shares or 4.08% of the outstanding shares of common stock. Ted H. McCourtney beneficially owns 331,318 shares or 3.88% of the outstanding shares of common stock. Ray A. Rothrock beneficially owns 297,399 shares or 3.48% of the outstanding shares of common stock. Kimberley A. Rummelsburg beneficially owns 296,415 shares or 3.47% of the outstanding shares of common stock. Anthony Sun beneficially owns 328,104 shares or
                  3.84 % of the outstanding shares of common stock.

                  (c)

                  Venrock has shared voting and dispositive power over 201,831 shares of common stock. Venrock II has shared voting and dispositive power over 90,488 shares of common stock. Peter O. Crisp has sole voting and dispositive power over 37,121 shares of common stock and shared voting and dispositive power over 292,319 shares of common stock. Anthony B. Evnin has sole voting and dispositive power over 32,949 shares of common stock and shared voting and dispositive power over 292,319 shares of common stock. David R. Hathaway has sole voting and dispositive power over 35,538 shares of common stock and shared voting and dispositive power over 292,319. Patrick F. Latterell has sole voting and dispositive power over 56,715 shares of common stock and shared voting and dispositive power over 292,319 shares of common stock. Ted H. McCourtney has sole voting and dispositive power over 38,999 shares of common stock and shared voting and dispositive power over 292,319 shares of common stock. Ray A. Rothrock has sole voting and dispositive power over 5,080 shares of common stock and shared voting and dispositive power over 292,319 shares of common stock. Kimberley A. Rummelsburg has shared voting and dispositive power over 296,415 shares of common stock. Anthony Sun has shared voting and dispositive power over 328,104 shares of common stock.

Item 5            Ownership of Five Percent or Less of a Class

                  This Amendment No. 1 to the Schedule is being filed to report the fact that each of the reporting persons has ceased to be the beneficial owner of more than five percent of the outstanding shares of common stock.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person.

                  No person, other than the General Partners of Venrock and Venrock II, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.

                                                           Page 13 of 16 pages

Item 8            Identification and Classification of Members of the Group

                  This schedule is being filed pursuant to Rule 13d-1(c). The identities of the eight General Partners of Venrock and Venrock II are stated in Item 2.

Item 9            Notice of Dissolution of Group

                  Not applicable.

Item 10           Certification

                  Not applicable.


                              Page 14 of 16 pages

                                   SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 1997                  VENROCK ASSOCIATES

                                       By:  /s/ Ted H. McCourtney
                                            ------------------------------------
                                            Ted H. McCourtney
                                            General Partner

February 14, 1997                  VENROCK ASSOCIATES II, L.P.


                                       By:  /s/ Ted H. McCourtney
                                            ------------------------------------
                                            Ted H. McCourtney
                                            General Partner

February 14, 1997                  GENERAL PARTNERS

                                            /s/ Peter O. Crisp
                                            ------------------------------------
                                            Peter O. Crisp

                                            /s/ Anthony B. Evnin
                                            ------------------------------------
                                            Anthony B. Evnin

                                            /s/ David R. Hathaway
                                            ------------------------------------
                                            David R. Hathaway

                                            /s/ Patrick F. Latterell
                                            ------------------------------------
                                            Patrick F. Latterell


                                             /s/ Ted H. McCourtney
                                            ------------------------------------
                                            Ted H. McCourtney

                                             /s/ Ray A. Rothrock
                                            ------------------------------------
                                            Ray A. Rothrock

                                             /s/ Kimberley A. Rummelsburg
                                            ------------------------------------
                                            Kimberley A. Rummelsburg

                                             /s/ Anthony Sun
                                            ------------------------------------
                                            Anthony Sun

                                                                  Exhibit 1

                                    AGREEMENT

                  Pursuant to Rule 13d-1(f) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 14, 1997                  VENROCK ASSOCIATES

                                       By:   /s/ Ted H. McCourtney
                                           -------------------------------------
                                                Ted H. McCourtney
                                                General Partner

February 14, 1997                  VENROCK ASSOCIATES II, L.P.


                                       By:   /s/ Ted H. McCourtney
                                             -----------------------------------
                                             Ted H. McCourtney
                                             General Partner

February 14, 1997                  GENERAL PARTNERS

                                              /s/ Peter O. Crisp
                                             -----------------------------------
                                             Peter O. Crisp

                                             /s/ Anthony B. Evnin
                                             -----------------------------------
                                             Anthony B. Evnin

                                             /s/ David R. Hathaway
                                             -----------------------------------
                                             David R. Hathaway

                                             /s/ Patrick F. Latterell
                                             -----------------------------------
                                             Patrick F. Latterell



                                             /s/ Ted H. McCourtney
                                             -----------------------------------
                                             Ted H. McCourtney

                                             /s/ Ray A. Rothrock
                                             -----------------------------------
                                             Ray A. Rothrock

                                             /s/ Kimberley A. Rummelsburg
                                             -----------------------------------
                                             Kimberley A. Rummelsburg

                                             /s/ Anthony Sun
                                             -----------------------------------
                                             Anthony Sun